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                                                                   EXHIBIT 10.54

August 18, 1999

Mr. Jim Sobczak
116 Gatehouse Dr.
Coraopolis, PA 15108

Dear Jim:

P-Com is please to offer you a position of employment with the Company. The basic terms are as follows:

     1.  Title: President and Chief Operating Officer (please see enclosed
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         position description).

     2.  Salary: $25,000 per month. In addition to this salary you will be
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         eligible for an annual bonus with a target of 45% of your annual salary. The actual bonus amount will be determined by accomplishment of mutually established objectives and Company performance.

     3.  Common Stock: Subject to the P-Com Board of Directors approval, you
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         will be granted options to purchase 300,000 shares of common stock. The exercise price of such options shall be the then existing fair market value of the shares as determined by the Board of Directors on the date of such grant. The terms and conditions of this issuance shall be governed by standard option agreement.

     4.  Commencement Date: Your starting date of employment with the Company
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         shall be a date mutually agreed upon by you and the company, and in any event shall be on or prior to September 1, 1999.

     5.  Employee Stock Purchase Plan: You will be eligible to participate in
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         the P-COM, Inc. Employee Stock Purchase Plan whereby you will be eligible to purchase twice per year P-COM, Inc. common stock at a discount price through a payroll deduction of up to 15% of you base salary not to exceed $25,000.00.

     6.  Relocation Expenses:  The company will reimburse you for all expenses
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         connected with you relocation from Pittsburgh to California according to the enclosed P-Com relocation policy.

     7.  Medical Benefits: You are entitled to medical insurance coverage under
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         the Company's medical insurance plan commencing on your first date of employment.

     8.  Employee at Will: Employment with the Company is not for a specific
         -----------------
         term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. We request that all of our employees, to extent possible, give us
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         advance notice if they intend to resign. Any contrary representation that may have been made or which may be made to you is superseded by this offer.


All offers for employment are contingent on the completion and approval of relevant background investigations by P-Com, Inc. Investigations for business necessity may include, but shall not be limited to criminal investigations, driving record investigations and credit/financial background checks (if applicable to the position). Applicants who do not accept or authorize such investigations should not sign this employment offer.

If you accept the above-described offer, please mail or fax me an executed copy of this letter where indicated below. You will be required to sign a copy Proprietary Information and Inventions Agreement as well as to present copies of proper documentation as proof of your identify and authorization to work in the United States upon you acceptance.

This offer, if not accepted, will expire September 15, 1999.

P-Com believes that a mutually beneficial relationship will result from your positive response to this offer of employment. We look forward to your acceptance and a long and rewarding association.

Sincerely,

P-COM, Inc.

By:  George Roberts



Chairman and CEO

I agree to the terms set forth above.

/s/ James Sobczak
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(Signature)

James Sobczak
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(Print Name)

August 20, 1999
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(Date)